Fund name: Putnam AMT-Free Insured Municipal Fund

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:



72DD1 	Class A    8,358
		Class B      128
		Class C      532


72DD2	Class M       25
          Class Y      270


73A1		Class A   0.312295
		Class B   0.266439
		Class C   0.255706

73A2		Class M   0.293217
		Class Y	0.329817

74U1		Class A   25,422
		Class B      385
		Class C    1,905

74U2		Class M       81
		Class Y	   801

74V1		Class A   14.05
		Class B   14.07
          Class C   14.09

74V2		Class M   14.09
		Class Y	14.06

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.